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PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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Bulldog Investors, LLC
Attn: Phillip Goldstein
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone: 201 881-7100
Fax: 201 556-0097

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12

BDCA Venture, Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors, LLC
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Bulldog Investors, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663
(201) 881-7111 // Fax: (201) 556-0097 // pgoldstein@bulldoginvestors.com

					June 12, 2015

Dear Fellow Stockholder of BDCA Venture:

	On January 29, 2013, Tim Keating, BDCV's CEO and Chairman of the board of directors wrote a letter to stockholders bemoaning the fact that BDCV's 2012 year-end stock price of $6.27 was 23% below the last reported net asset value ("NAV") of $8.14. However, Mr. Keating was optimistic that management was on the right track to correcting that discrepancy:

   We...believe that there is a private to public valuation arbitrage opportunity that can be exploited by providing growth capital to private companies seeking to go public, and then benefiting from the transformation in value associated with becoming public as they complete IPOs...Our goal over time is to attract additional analyst coverage, increase institutional ownership, increase average daily trading volume to a level in line with our peer group and, finally, to eliminate the discount between the stock price and NAV. (emphasis added).

	Since then, the NAV has declined to $6.71 (as of March 31, 2015) and the discount has increased to 25%. It is fair to conclude that Mr. Keating's plan for NAV growth and a narrower discount has been an utter failure.

	Bulldog Investors is BDCV's largest stockholder. We have had concerns about BDCV's future for a while and communicated those concerns to management. In a recent letter to the board of directors, we said: "Certainly, this is not the time to go 'all in'. Instead, we urge the board to accept reality and determine the best way to maximize shareholder value within a reasonable period of time." As we explained:

   The question is, given the current circumstances, what should a diligent board do to maximize shareholder value? Maintaining the status quo seems like a poor choice. Given the Fund's small size, high expense ratio, and poor prospects for raising capital, we believe the board should pursue a liquidity event like a sale or a merger of the Fund into a larger business development company. Alternatively, an orderly liquidation of the Fund - not a fire sale -- should also be considered.

	We had what we believed were some productive discussions with management but they abruptly came to a halt after we proposed adding a stockholder representative to the board. Management then became uncommunicative and openly hostile. It decided to circle the wagons and go "full speed ahead" with its ill-advised plan to turn BDCV into an income oriented fund. That plan is almost certainly doomed to fail because of BDCV's tiny size and massive expense ratio. As explained below, other recent developments have caused us to lose confidence in BDCV's management. We can only conclude that management is either in denial about its past failures or just plain greedy. In any case, we believe the status quo is unacceptable and new management is urgently needed in order to stem further depletion of shareholder value.

BDCV HAS BEEN A TERRIBLE INVESTMENT

On December 12, 2011, BDCV stock was first listed and opened at $10. Since then, its stock has never closed a single day in double digits. It currently trades at just over $5 per share. To say that BDCV has failed to meet its objective of maximizing total return is an understatement. Despite having a tailwind of one of the greatest bull markets in history, BDCV stockholders have incurred significant losses. According to Bloomberg, from December 12, 2011 until December 31, 2014, the NASDAQ composite index returned 89.1% while BDCV stockholders actually lost 35.8% of their investment!

MISALIGNMENT OF INTERESTS

In contrast to the pain felt by stockholders, BDCV's managers and service providers have fared quite well. For starters, the investment manager gets an annual base fee of 2% of gross assets. Over the past three years, its total base fees alone totaled more than $4.5 million -- about 45 cents per share! On top of that, it gets so called "incentive fees" of 20% of any net realized capital gains (net of unrealized losses). Over the past three years, incentive fees have totaled another $2.5 million - about 25 cents per share! It is hard to comprehend but BDCV's expenses over the past three years total $13.25 million - a staggering $1.33 per share! It is no wonder that stockholders find it hard to make any money from BDCV.

BDCV'S HUGE TRADING DISCOUNT

BDCV's recent stock price is currently about $5.05 per share, a 25% discount from March 31st its NAV of $6.71. We believe the main reason for BDCV's large trading discount is its (1) abysmal past performance, and (2) the crushing drag on NAV from the exorbitant fees and expenses it pays to its service providers. Thus, a wide discount is deserved and it may well get wider under the incumbent management.

MANAGEMENT'S HALF-BAKED TURNAROUND PLAN

In response to its woeful performance, management has adopted a so-called
"New Investment Strategy" to "make debt investments in privately held growth companies" even though it warns that these sorts of investments may not "adequately [compensate BDCV] for the risk." Whatever the theoretical merit of such a plan, it cannot be executed in the foreseeable future because, according to management, most of the cash needed to do so is unlikely to be available until at least 2017. Meanwhile, the investment manager, protected by a seemingly clueless board of directors, will continue to feed at the stockholders' trough, causing the NAV to further decline. All in all, the New Management Plan is likely to have about as much effect of stockholder value as rearranging the deck chairs on a sinking Titanic.

TROUBLING RELATED PARTY TRANSACTIONS AND RESIGNATIONS

In addition to the huge fees BDCV pays to the investment manager, it also pays RCS Advisory Services, an affiliate of the investment manager, for legal services, website design and maintenance, and investor relations services.
In 2014, these fees totaled $121,494. Paying an affiliate for ancillary services is a huge red flag. Was a competitive process used before engaging RCS Advisory Services?

On January 28, 2015, Grant Thornton resigned as BDCV's independent registered public accounting firm apparently because it did not want to be associated with a principal of BDCV's investment manager after he stepped down as the CEO of another company in the wake of an accounting scandal at that firm.

Then, on April 6, 2015, Robert T. Cassato, an independent director and a member of BDCV's Audit Committee, Compensation Committee and Nominating Committee, resigned without explanation.

These facts are troubling, to say the least. And, management has not been forthcoming about providing any details about them.

CONTEMPT FOR STOCKHOLDER DEMOCRACY

   To add insult to injury, we think BDCV's board of directors has breached its fiduciary duty to conduct a fair annual stockholder meeting by misusing the election machinery to entrench themselves. We gave management advance notice of our intent to nominate directors at the meeting and to make two proposals designed to maximize stockholder value. In a desperate attempt to avoid being ousted by stockholders, Rick Schweiger, BDCV's corporate secretary, warned:
"You should expect that [Mr. Keating] will rule your nominations and business out of order and that they will not be considered at the Annual Meeting." Management's excuse is that we allegedly did not provide it with certain personal and proprietary information that it would like to use against us in a proxy contest. We asked management why it needs this information but it has refused to respond. Management even tried to prevent stockholders from voting to terminate the investment management contract which federal law permits them to do "at any time!" (Apparently, it has changed its mind.) Finally, it has refused to give us the list of stockholders which New York State law requires it to provide.

   Be assured that we will not let management get away with its misuse of BDCV's election machinery. We have sued it to ensure that it will not succeed in its attempt to disenfranchise stockholders.

WHAT NEEDS TO BE DONE NOW

   It is apparent to anyone except management that BDCV's expenses need to be slashed. Whether due to greed or a refusal to face financial reality -- the board and management have been unwilling to do the right thing. Hence, they need to be replaced. Fortunately, stockholders that are fed up with poor performance and broken promises of better times ahead will have an opportunity to do just that at the annual meeting. In addition to electing directors who truly care about maximizing stockholder value, stockholders can terminate the egregious investment management contract. Lastly, stockholders can tell the board to adopt a plan to maximize stockholder value within a reasonable period of time.

THE CHOICE IS CLEAR

Enough is enough! This may be your last chance to protect BDCV from further losses. If you are tired of excuses from a management that views BDCV as its cash cow, it is critical that you vote the enclosed green proxy. If you have already voted management's proxy (even if you voted against the board's nominees), you must vote our green proxy in order to elect our nominees and adopt the two aforementioned proposals to maximize shareholder value that we intend to present at the annual meeting.

You may vote your proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683 if your shares are held in street name. Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today.
If you have any questions about how to vote your proxy, please call InvestorCom at 1-877-972-0090.

							Very truly yours,

							/S/ Phillip Goldstein

							Phillip Goldstein
							Principal